Exhibit 99.2

NEWS RELEASE

DYNEGY ANNOUNCES EARLY CASH TENDER OFFER RESULTS

HOUSTON, TX (August 21, 2017) — Dynegy Inc. (NYSE: DYN) announced the early results of its previously announced cash tender offer (Tender Offer) to purchase up to a total of $1.25 billion aggregate principal amount of its outstanding 6.75% senior notes due 2019 (Securities), subject to certain terms and conditions.

The following table presents the aggregate principal amount of Securities accepted and not validly withdrawn as of 5:00 pm New York City time, on August 18, 2017 (Early Tender Date), and the consideration paid for such Securities:

Title of Security	CUSIP/ISIN Numbers	Principal Amount Outstanding	Aggregate Principal Amount Tendered as of the Early Tender Date	Total Consideration(1)
6.75% Senior Notes due 2019	26817R AM0 US26817RAM07	$2,100,000,000	$974,744,000	$1,036

(1) Payment per $1,000 principal amount of Securities. Excludes accrued and unpaid interest up to, but not including, the Early Settlement Date (as defined below), which will be paid in addition to the Total Consideration (as defined below), which includes the early tender premium of $30 per $1,000 principal amount of Securities (Early Tender Premium).

Dynegy has accepted for purchase all of the Securities validly tendered at or prior to the Early Tender Date, and the settlement date for such Securities occurred on August 21, 2017 (Early Settlement Date). Holders who have not tendered their Securities as of the Early Tender Date are eligible to tender their Securities at or prior to 11:59 pm, New York City time, on September 1, 2017 (such date and time, as it may be extended by Dynegy, the Expiration Date) and receive the Total Consideration noted in the table above, less the Early Tender Premium, plus accrued and unpaid interest. Securities tendered after the Early Tender Date and at or prior to the Expiration Date may not be withdrawn, unless Dynegy is required to extend withdrawal rights under applicable law.

Goldman Sachs & Co. LLC is the Dealer Manager and D.F. King & Co., Inc. is the Information Agent and the Tender Agent in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman Sachs & Co. LLC at 800.828.3182 (toll free) or 212.357.1057 (collect). Requests for the Offer to Purchase may be directed to D.F. King & Co., Inc. at 866.828.6934 (toll free) or 212.269.5550 (collect) or by email at dyn@dfking.com.

Dynegy is making the Tender Offer only by, and pursuant to, the terms of the August 7, 2017 Offer to Purchase. None of Dynegy, our board of directors, the Dealer Manager, the Tender Agent, or the Information Agent is making any recommendation as to whether holders should tender any Securities in the Tender Offer. Holders must make their own decision as to whether to tender any of their Securities, and, if so, the principal amount of Securities to tender.  The Tender Offer is not being made to holders of Securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

This news release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Northeast, Mid-Atlantic, Midwest and Texas, Dynegy operates power generating facilities capable of producing more than 28,000 megawatts of electricity—or enough energy to power about 22 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this news release includes statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events that are intended as “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect,” and other words of similar meaning, or the negative of those expressions, may identify forward-looking statements. These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties, and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission. Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2016 Form 10-K and subsequent Form 10-Qs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

All forward-looking statements contained in this news release are qualified in their entirety by this cautionary statement. We undertake no obligation to update any forward-looking statements. Forward-looking statements speak only as of the date they are or were made, and we do not intend to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this news release, currently unknown facts or conditions or the occurrence of unanticipated events, except as required by law.

CONTACTS: Media: Julius Cox, 713.767.5800; Analysts: 713.507.6466